Exhibit 99.1

Verisign Announces Results of the Registered Exchange Offer
for its 4.625% Senior Notes due 2023

RESTON, VA – October 7, 2013 – VeriSign, Inc. (“Verisign”) (NASDAQ: VRSN), today announced the final results of its offer to exchange all of its outstanding 4.625% Senior Notes due May 1, 2023 (the “Original Notes”), which are not registered under the Securities Act of 1933, as amended (the “Act”), for an equal principal amount of its 4.625% Senior Notes due May 1, 2023, which have been registered under the Act (the “Exchange Notes”). The exchange offer commenced on September 9, 2013 and expired at 11:59 p.m., New York City time, on October 4, 2013.
U.S. Bank National Association, acting as exchange agent for the exchange offer, advised the Company that all of the $750,000,000 aggregate principal amount of the Original Notes have been validly tendered for exchange, representing 100 percent of the principal amount of the outstanding Original Notes. The Company accepted all of the Original Notes validly tendered and not withdrawn.
This announcement does not constitute an offer to purchase any securities or the solicitation of an offer to sell any securities. The exchange offer was made only pursuant to the prospectus dated September 9, 2013 and the related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

About Verisign
As the global leader in domain names, Verisign powers the invisible navigation that takes people to where they want to go on the Internet. For more than 15 years, Verisign has operated the infrastructure for a portfolio of top-level domains that today includes .com, .net, .tv, .edu, .gov, .jobs, .name and .cc, as well as two of the world’s 13 Internet root servers. Verisign’s product suite also includes Distributed Denial of Service (DDoS) Protection Services, iDefense Security Intelligence Services and Managed DNS. To learn more about what it means to be Powered by Verisign, please visit VerisignInc.com.

VRSNF

Statements in this announcement other than historical data and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended. These statements involve risks and uncertainties that could cause Verisign's actual results to differ materially from those stated or implied by such forward-looking statements. More information about potential factors that could affect Verisign’s business and financial results is included in Verisign's filings with the SEC, including in Verisign’s Annual Report on Form 10-K for the year ended Dec. 31, 2012, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Verisign undertakes no obligation to update any of the forward-looking statements after the date of this announcement.

Contacts
Investor Relations: David Atchley, datchley@verisign.com, 703-948-4643
Media Relations: Deana Alvy, dalvy@verisign.com, 703-948-4179

©2013 VeriSign, Inc. All rights reserved. VERISIGN, the VERISIGN logo, and other trademarks, service marks, and designs are registered or unregistered trademarks of VeriSign, Inc. and its subsidiaries in the United States and in foreign countries. All other trademarks are property of their respective owners.